UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 31, 2016

Civista Bancshares, Inc.

(Exact name of Registrant as specified in its charter)

Ohio	001-36192	34-1558688
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	( IRS Employer Identification No.)

100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870

(Address of principle executive offices)

Registrant’s telephone number, including area code: (419) 625-4121

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On May 31, 2016, Civista Bank (“Civista”), the banking subsidiary of Civista Bancshares, Inc., received a payoff on a nonperforming loan. This particular loan had been analyzed previously and had been charged down based on a deterioration of real estate collateral values during the recent recession. In the payoff received, Civista has recovered the charged down amount of approximately $1,303,000.

In addition, Civista has recovered approximately $960,000 in non-accrued interest on this particular credit. Typically, payments or payoffs received on nonperforming loans do not rise to this level of recovery, however, Civista has commented often through the recession that it would work with customers over the long term when eventual recovery was possible.

The recovery of approximately $960,000 in non-accrued interest income will result in after additional after-tax income of approximately $630,000. The recovery of approximately $1,303,000 in the previous charge down, and subsequent reversal of provision, will result in additional after tax income of approximately $860,000. Given the unusual size of the recovery, we felt it is appropriate to make this individual reversal of provision for loan losses at this time and to continue with our normal quarterly reserve adequacy analysis at June 30, 2016. This loan has been paid off in full, hence there will be no other adjustments related to this loan in the future.

Civista Bancshares, Inc. is a $1.5 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, The Citizens Banking Company, operates 28 locations in North Central, West Central and Southwestern Ohio.

Civista Bancshares, Inc. may be accessed at www.civb.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Civista Bancshares, Inc.
(Registrant)

Date: June 1, 2016	/s/ Todd A. Michel
Todd A. Michel,
Senior Vice President & Controller